Exhibit (a)(5)(E)

Comtech Completes Merger with Radyne

Melville, NY – August 1, 2008: Comtech Telecommunications Corp. (“Comtech”) (NASDAQ: CMTL) announced today that Comtech TA Corp., a wholly-owned subsidiary of Comtech (“Purchaser”), has successfully completed its tender offer to purchase all issued and outstanding shares of common stock, par value $.001 per share (“Shares”), of Radyne Corporation (“Radyne”) (NASDAQ: RADN). The tender offer expired at 12:01 a.m., New York City time, on August 1, 2008.

According to the depositary for the offer, there were tendered and not withdrawn 17,360,213 Shares as of 12:01 a.m., New York City time, on August 1, 2008, and an additional 621,221 Shares were guaranteed to be delivered within the next three days. These shares represent approximately 94.4% of the total outstanding Shares of Radyne.

Comtech further announced that it completed the second step merger of Purchaser with and into Radyne at a price of $11.50 per Share in cash.  The merger was consummated effective as of 8:00 a.m., New York City time, on August 1, 2008 in accordance with Delaware's short-form merger statute.  As a result of the merger, each remaining outstanding Share of Radyne was cancelled and converted into the right to receive $11.50 per Share, net to the seller in cash, without interest thereon and less any withholding taxes (other than any Shares owned by Comtech or any Shares held by Radyne stockholders that perfect their rights to appraisal in accordance with Delaware law).

As a further result of the merger, Radyne has become a subsidiary of Comtech.  Radyne also announced today that it has submitted a request to The NASDAQ Stock Market LLC for withdrawal of its common stock, par value $.001 per share, from The NASDAQ Stock Market in connection with the merger and that it intends to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 by filing a Form 15 with the Securities and Exchange Commission.

Radyne stockholders whose Shares were not purchased in the tender offer will soon receive an Information Statement with further details about the merger including information as to how and where to submit their stock certificates in order to receive the merger consideration.

About Comtech Telecommunications Corp.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. Comtech conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this press release may contain forward-looking statements, including but not limited to, information relating to Comtech's future performance and financial condition, plans and objectives of Comtech's management and Comtech's assumptions regarding such future performance, financial condition, plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech's control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of Comtech's management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include: the timing of receipt of, and Comtech's performance on, new orders that can cause significant fluctuations in net sales and operating results, the timing and funding of government contracts, adjustments to gross profits on long-term contracts, risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions, risks associated with the subpoena from the U.S. Immigration and Customs Enforcement branch of the Department of Homeland Security, and other factors described in Comtech's filings with the SEC.

Media Contacts:
Michael Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com

PCMTL

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